Valeritas’ V-Go® Wearable Insulin Delivery Device Provided Significant and Sustained A1C Reductions and Achieved A1C Glycemic Targets in Patients with Type 2 Diabetes

Data presented at the AACE Annual Scientific & Clinical Congress, May 3-7, 2017

BRIDGEWATER, New Jersey, May 4, 2017 --- Valeritas Holdings, Inc. (NASDAQ: VLRX) today announced that clinical data demonstrating that use of the V-Go® Wearable Insulin Delivery Device provided significant and sustained A1C reductions and achieved established glycemic targets in patients with long-standing uncontrolled type 2 diabetes. Results from two analyses will be presented at the American Association of Clinical Endocrinologists (AACE) 26th Annual Scientific & Clinical Congress during a poster session on Friday, May 5 from 5:00 – 6:15 p.m. CDT in Austin, TX.

Abstract #242 / Poster #242: The Impact of Utilizing a Novel Insulin Delivery Device in Patients with Type 2 Diabetes
This study was a retrospective analysis based on electronic medical records of 103 patients with type 2 diabetes switched from insulin delivery by an insulin syringe or insulin pen to V-Go Wearable Insulin Delivery device. A1C, weight, and insulin dosing were collected at baseline and for up to two follow-up visits while using V-Go. Switching to V-Go resulted in significant and sustained A1C reductions across the entire patient population and reductions in the total daily dose (TDD) of insulin. The study concluded V-Go offers an option to deliver basal-prandial insulin and proved to be an effective and efficient advancement for insulin delivery in patients with type 2 diabetes.

Abstract #248 / Poster #248: Achievement of Glycemic Targets in Patients with Uncontrolled Type 2 Diabetes When Switching to a Wearable Insulin Delivery Device for Insulin Delivery

This retrospective analysis conducted in 89 patients with uncontrolled type 2 diabetes (A1C greater than 8%) evaluated the percent of patients achieving an A1C less than 8% and/or a reduction in A1C of greater than or equal to 1% after being switched from conventional insulin delivery to V-Go. Two or more insulin injections per day were prescribed at baseline in 84% of the patients. After a mean duration of 15 ± 6 weeks using V-Go for insulin delivery, 70 percent of patients with type 2 diabetes achieved the established glycemic targets. Mean insulin TDD requirements were significantly reduced from baseline across the patient population. The overall analysis concluded that switching to V-Go in patients with uncontrolled type 2 diabetes resulted in the achievement of clinically meaningful established glycemic targets in the majority of patients and required less total insulin than prior insulin regimens.

“These studies add to the growing evidence supporting use of our V-Go Wearable Insulin Delivery device to significantly improve glycemic control in patients with type 2 diabetes,” said John Timberlake, President and Chief Executive Officer of Valeritas. “Patients not achieving glycemic targets with conventional insulin delivery can benefit from switching to V-Go. Results of these studies as well as presentations we will be making at upcoming conferences continue to demonstrate the value the V-Go Wearable Insulin Delivery device provides to patients and their physicians.”

About Valeritas Holdings, Inc.

Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

An experimental result, such as those derived from a clinical or non-clinical study is statistically significant if it is unlikely to have occurred by chance. The statistical significance of experimental results is determined by a widely used statistical method that establishes the p-value of the results, which is a statistical measure of the probability that the difference in results between treatment and control groups in a study could have occurred by chance. Under this method, the smaller the p-value the greater the confidence that the results are significant, and a p-value of less than .05, reflecting a less than one-in-twenty probability that the result occurred by chance, is generally considered by the FDA to represent statistical significance.

Investor Contacts:
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The Ruth Group
(646)536-7030 / 7017
IR@valeritas.com

Or

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

Media Contact:
Kirsten Thomas
The Ruth Group
(508)280-6592
PR@valeritas.com